UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2006

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4635 Boston Lane, Austin, TX 78735

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 30, 2006, Silicon Laboratories Inc., a Delaware corporation, as the lessee, and BAL Investment & Advisory, Inc., a Delaware corporation, as the lessor, entered into a Lease, Deed of Trust and Security Agreement (the “Lease Agreement”). In connection with the closing of the Lease Agreement, Silicon Laboratories also entered into a Participation Agreement dated March 30, 2006 with BAL Investment & Advisory, Wells Fargo Bank Northwest, National Association and various other financial institutions named therein.

Under the terms of the Lease Agreement, Silicon Laboratories will lease a facility in Austin, Texas for its corporate headquarters. The property on which the facility is located is subject to a 99-year ground lease between the City of Austin and, as the assignee of the ground lease, BAL Investment & Advisory. The facility contains approximately 221,000 square feet, of which certain portions have been subleased. The Lease Agreement has a term of seven years. The base rent for the term of the lease is payable in arrears in quarterly installments in an amount equal to the interest accruing on $44.3 million at the annual rate of three-month LIBOR (adjusted at the end of each three-month period) plus a margin of approximately 1.1%. In addition to base rent, the Lease Agreement requires Silicon Laboratories to pay all taxes, insurance and operating costs relating to the use and operation of the facility and to perform all maintenance and repairs of the facility. Silicon Laboratories is also responsible for the costs of any tenant improvements that it elects to make associated with the facility.

The Lease Agreement and Participation Agreement impose certain obligations on Silicon Laboratories and grants certain rights and remedies to BAL Investment & Advisory in the event of certain defaults by Silicon Laboratories under the Lease Agreement or the Participation Agreement, including the right to terminate the Lease Agreement, to bring suit to collect damages, and to compel Silicon Laboratories to purchase the facility. The Lease Agreement and Participation Agreement contain other customary representations, warranties, obligations, conditions, indemnification provisions and termination provisions, including covenants that Silicon Laboratories shall maintain unencumbered cash and highly-rated short term investments of at least $75 million and a ratio of funded debt to EBITDAR over the four prior fiscal quarters of no greater than 1.5 to 1.

During the term of the Lease Agreement, Silicon Laboratories has an on-going option to purchase the building for a total purchase price of approximately $44.3 million. Prior to the expiration of the term, Silicon Laboratories is required to either purchase the facility for approximately $44.3 million or, provided that Silicon Laboratories is not in default under the Lease Agreement or the Participation Agreement, Silicon Laboratories may elect to cause the facility to be sold to a party unaffiliated with Silicon Laboratories (the “Sale Option”). In order to exercise the Sale Option, Silicon Laboratories must make a payment to BAL Investment & Advisory on or before the expiration of the Lease Agreement in the amount of approximately $35.3 million. To the extent that the net proceeds generated from the sale of the facility to a third party exceed $9.0 million, Silicon Laboratories would have the right to receive (a) substantially all of such excess proceeds if the sale occurs prior to the end of the term or (b) up to approximately $35.3 million of such excess proceeds if the sale occurs after the end of the term.

The foregoing descriptions are subject to, and qualified in their entirety by, the Lease Agreement and the Participation Agreement.  The Lease Agreement and the Participation Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and the terms thereof are incorporated herein by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits.

10.1                 Lease, Deed of Trust and Security Agreement dated March 30, 2006 among Silicon Laboratories Inc., BAL Investment & Advisory, Inc. and Gary S. Farmer.

10.2                 Participation Agreement dated March 30, 2006 among Silicon Laboratories Inc., BAL Investment & Advisory, Inc., Wells Fargo Bank Northwest, National Association and various other financial institutions named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.
(Registrant)

April 5, 2006	/s/ Russell J. Brennan
Date	Russell J. Brennan VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (PRINCIPAL ACCOUNTING OFFICER)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease, Deed of Trust and Security Agreement dated March 30, 2006 among Silicon Laboratories Inc., BAL Investment & Advisory, Inc. and Gary S. Farmer.

10.2

Participation Agreement dated March 30, 2006 among Silicon Laboratories Inc., BAL Investment & Advisory, Inc., Wells Fargo Bank Northwest, National Association and various other financial institutions named therein.